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EXHIBIT 2.5

                                MASTER AGREEMENT

         THIS MASTER AGREEMENT (this "Agreement") is dated as of June 27, 2002 (the "Effective Date"), and is by and among TW CONSULTING, INC. (formerly AERO WELD, INC.), an Oklahoma corporation (`Payee"), EXCALIBUR AEROSPACE, INC., an Oklahoma corporation ("Maker"), TOMMY WORTH ("Worth'), WILLIAM S.H. STUART, ("Stuart"), and MATTHEW C. FLEMMING ("Flemming"). Payee, Maker, Stuart, and Flemming, are sometimes hereinafter referred to as the "Parties" and singularly as a `Party."

         WHEREAS, Payee and Maker have previously entered into that certain Asset Purchase Agreement, dated as of November 20,2001, between Payee, as "Seller," and Maker, as "Purchaser" (as amended by that certain First Amendment to Asset Purchase Agreement, dated as of November 20, 2001, the "Asset Purchase Agreement"), pursuant to which Maker purchased substantially all of the assets of Payee, as more particularly set forth therein;

         WHEREAS, in connection with the transactions consummated under the Asset Purchase Agreement, Maker has executed that certain Promissory Note, dated as of November 20, 2001 in favor of Payee, in the original principal amount of $300,000.00 (the `First Note");

         WHEREAS, Maker has made one or more payments under the First Note, of which the amount of $16,026.81 was applied to the principal balance of the First Note, and as a result of such payment(s) the current outstanding balance under the First Note is equal to $283,973.19;

         WHEREAS, also in connection with the transactions consummated under the Asset Purchase Agreement, Maker has also executed that certain Promissory Note, dated as of November 20, 2001 in favor of Payee, in the original principal amount of $429,887.62 (the "Second Note");

         WHEREAS, Maker has made one or more payments under the Second Note, of which the amount of $23,723.56 was applied to the principal balance of the Second Note, and as a result of such payment(s) the current outstanding balance under the Second Note is equal to $406,164.06;

         WHEREAS, also in connection with the transactions consummated under the Asset Purchase Agreement, Maker has also executed that certain Promissory Note, dated as of December 30, 2001 in favor of Payee, in the original principal amount of $342,284.56 (the "Third Note"), and the current outstanding balance under the Third Note is equal to $342,284.56;

          WHEREAS, also in connection with the transactions consummated under the Asset Purchase Agreement, Maker has also executed that certain Promissory Note, dated as of February, 2001 in favor of Payee, in the original principal amount of $202,328.82 (the "Fourth Note"), and the current outstanding balance under the Fourth Note is equal to $202,328.82;

          WHEREAS, Maker has also executed that certain Promissory Note, dated as of December 30, 2001, in favor of Payee, in the original principal amount of $1,250,000.00 (the "Fifth Note");





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         WHEREAS, Maker has made one or more payments under the Fifth Note, of which the amount of $55,178.21 was applied to the principal balance of the Fifth Note, and the current outstanding balance under the Fifth Note is $1,194,821.79;

         WHEREAS, Maker has also executed that certain Promissory Note, dated as of November 20,2001, in favor of Payee, in the original principal amount of $1,238,500.00 (the "Sixth Note");

         WHEREAS, Maker has made one or more payments under the Sixth Note, of which the amount of $18,336.86 was applied to the principal balance of the Sixth Note, and the current outstanding balance under the Sixth Note is $1,220,163.14;

         WHEREAS, the First Note, the Second Note, the Third Note, the Fourth Note, the Fifth Note and the Sixth Note are sometimes collectively referred to as the "Notes";

         WHEREAS, Payee has received a payment equal to $100,000.00 from an account debtor under an account receivable that was properly owing to Maker, and the Parties desire to apply such $100,000.00 payment to the outstanding balance owing under the Third Note;

          WHEREAS, Maker has also advanced certain expenses on behalf of Payee in the total amount of $246,164.21, which amount the Parties also desire to apply to the outstanding balance owing under the First Note and the Second Note;

         WHEREAS, in light of the foregoing, the parties would like to take this opportunity to consolidate the outstanding balances owing under the First Note and the Second Note into one promissory note and to set forth the terms of payment of such new promissory note, and also desire to make certain agreements regarding the Asset Purchase Agreement;

         WHEREAS, in connection with, inter alia, the Third Note and the Fourth Note, the Parties executed that certain Security Agreement, dated as of December 30, 2001 as to some items, and February, 2002, as to other items (the "Security Agreement"), pursuant to which Maker granted to Payee a security interest in and to certain collateral to secure payment of the Third Note and the Fourth Note, inter alia;

         WHEREAS, the Parties now desire to amend and restate the Security Agreement to remove all references to the Third Note and the Fourth Note from the Security Agreement and to make certain other changes to the agreements and understandings between the Parties contained therein;

          WHEREAS, all initially capitalized, undefined terms used in this Agreement shall have the meaning ascribed to such terms in the Asset Purchase Agreement;

          NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100THS DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the Parties, the Parties hereby agree as follows:

         1. The Parties confirm the truth and accuracy of the above recitals, and the same are





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incorporated herein by reference for all purposes.

     2. The Parties agree that the total outstanding aggregate balance owing under the Third Note and the Fourth Note as of the Effective Date, including principal and interest and any and all other charges, and after giving effect to the $100,000.00 credit for the misdirected receivable referred to in the recitals above, is: FOUR HUNDRED FORTY FOUR THOUSAND SIX HUNDRED THIRTEEN AND 38/100THS DOLLARS ($444,613.38), and that Maker is not in default of or under any of the terms of either the Third Note or the Fourth Note, nor is Maker in breach of any of its obligations under any of such notes.

     3. The Parties further agree that contemporaneously with the execution of this Agreement, Maker shall pay to Payee the cash sum of FOUR HUNDRED FORTY FOUR THOUSAND SIX HUNDRED THIRTEEN AND 38/100THS DOLLARS ($444,613.38), plus all accrued but unpaid interest on such notes though June 27, 2002 in the amount of $l5,480.87, making the total payment being equal to $460,094.25 (such payment being referred to as the "Note Payment"), which Note Payment shall be in full and complete satisfaction of any and all amounts due and owing under both the Third Note and the Fourth Note, and upon receipt of the Note Payment, Payee shall return the originals of both the Third Note and the Fourth Note to Maker with the legend "PAID" marked conspicuously thereon.

     4. The Parties agree that the total outstanding aggregate balance owing under the First Note and the Second Note as of the Effective Date, including principal and interest and any and all other charges, and after giving act to the $246,164.21 credit for the expenses advanced by Maker on behalf of Payee referred to in the recitals above is: FOUR HUNDRED FORTY-THREE THOUSAND NINE HUNDRED SEVENTY THREE AND 04/100THS DOLLARS ($443,973.04) (the `New Balance'), and that Maker is not in default of any of the terms of either the First Note or the Second Note, nor is Maker in breach of any oft obligations under any of such notes.

     5. The Parties agree that the First Note and the Second Note shall be consolidated into one new promissory note (the "New Note"), which shall be in the form attached hereto as Exhibit "A.,* which New Note shall be in the original principal amount equal to the New Balance, shall bear interest at a rate of seven and one-half percent (7.5%) per annum, and shall be payable as set forth in the attached Exhibit "A." The Parties further agree that the New Note shall be deemed to be given in renewal and extension of the total outstanding indebtedness owing under the First Notes and the Second Note, and that such notes shall be deemed consolidated with and merged into the New Note (as more particularly set forth in the New Note) and shall be of no further force or legal effect. Upon execution and delivery of the New Note, Payee shall return the originals of both the First Note and the Second Note to Maker.

     6. The Parties further agree that, as of the Effective Date, the only debt obligations (other than the New Note) outstanding and owing from Maker to Payee are: (i) the Fifth Note; and (ii) the Sixth Note (the Fifth Note and the Sixth Note being sometimes hereinafter referred to as the "Surviving Notes"), and that (assuming Maker makes the June payment on the Sixth Note contemporaneously with the execution of this Agreement) Maker is not in default of any of the terms of the Surviving Notes, nor is Maker in breach of any of its obligations under any of the Surviving Notes.





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     7. The Parties agree that, as of the Effective Date, the outstanding principal balance owing under the Fifth Note is $1,194,821.79.

     8. The Parties agree that, as of the Effective Date, the outstanding principal balance owing under the Sixth Note is $1,220,163.14.

     9. The Parties agree that the form of Promissory Note attached hereto as Exhibit "B" shall be deemed to be the form of Net Receivable Note, and such form shall be deemed to be attached as Exhibit "C" to the Asset Purchase Agreement for all purposes thereunder.

     10. The Parties agree that, contemporaneously with the execution of this Agreement, Maker (as "Tenant") shall execute a triple-net lease (the "Lease") with Payee (as "Landlord") in accordance with Section 6.10 of the Asset Purchase Agreement, and upon execution of the Lease, the provisions of Section 6.10 shall be deemed satisfied. The Lease shall be for a term of two (2) years, with an option to extend on the part of the Tenant for an additional two (2) years. The rent under the Lease will total $8,000 per month, subject to increase at renewal based upon increases in the national CPI since November 20, 2001. The Lease shall be in form and substance reasonably satisfactory to Maker and Payee. In addition, Maker, contemporaneously with the execution of this Agreement, shall pay to Payee a total of $49,192.00 in complete satisfaction for all "back rent" and all other obligations whatsoever for the real property as well as for that certain additional building that was at one time being leased by Payee from Paul Close ("Close'), and sublet by Payee to Maker until March 31, 2002. Maker further acknowledges that Payee owes no obligation to Maker with respect to such additional building (and similarly, Maker owes no further obligation to Payee with respect to such additional building), and if Maker desires to procure a lease or some other arrangement with respect to such additional building (which it may choose to do in its sole discretion), it shall contract directly with Close.

     11. Maker agrees that, to its knowledge, neither Payee nor Worth is in breach of any of its or his representations, warranties, covenants or other obligations under the Asset Purchase Agreement, including, without limitation, the "no material adverse change" representations under Sections 4.6(c) and 4.28 of the Asset Purchase Agreement.

     12. Maker agrees that no further Schedules are required to be delivered by Payee under Section 6.12 oldie Asset Purchase Agreement.

     13. The Parties agree that the Security Agreement is hereby deemed terminated, and is of no further force or legal effect, and is void. In lieu thereof, Maker and Payee agree that, contemporaneously with the execution of this Agreement, they shall execute an amended and restated Security Agreement in the form attached hereto as Exhibit "C." In this regard, Payee agrees that it expressly authorizes Maker to make and file any and all releases, termination statements and the like in order to release and terminate the liens and security interests created or evidenced by the Security Agreement, including, without limitation, those certain UCC Financing Statements filed with the Oklahoma County Clerk, under File Nos. 2002002651327 and 2002002651226. Maker agrees that the total indebtedness of principal and accrued interest owed by Maker and its Affiliates to





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Stillwater National Bank for its equipment loan financing (but expressly excluding other types of loans and financing arrangements that arc not secured by a lien in the equipment of Maker and its Affiliates) shall not exceed $5 million.

     14. Stuart and Flemming hereby agree that the amendments to the Sixth Note and the amendment and restatement of the Security Agreement, as described above, shall not affect their respective obligations under that certain Guaranty, executed by each of them on November 20, 2001.

     15. The Parties agree that that, effective as of November 20, 2001, that certain Consulting Agreement, dated as of November 20, 2001, between Worth and Maker, is hereby deemed terminated, and is of no further force or legal effect, and is void, and neither Maker nor Worth shall have any further rights or obligations thereunder, and each releases the other from all obligations thereunder. In lieu thereof, Maker and Worth agree that, contemporaneously with the execution of this Agreement, they shall execute an amended and restated Consulting Agreement in the form attached hereto as Exhibit "D."

             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK





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     EXECUTED to be effective as of the Effective Date (other than as to Section
16, which shall be effective as of November 20, 2001).

                                   PAYEE:

                                   TW CONSULTING, INC., an Oklahoma corporation

                                   By: /s/ Tommy Worth
                                       ---------------------------------
                                   Name: Tommy Worth
                                   Title: President

                                   MAKER:

                                   EXCALIBUR AEROSPACE, INC., an Oklahoma
                                   corporation

                                   By: /s/ William Stuart
                                       ---------------------------------
                                   Name: William Stuart
                                   Title: CEO

                                   WORTH

                                   /s/ Tommy Worth
                                   -------------------------------------
                                   TOMMY WORTH

                                   STUART:

                                   /s/ William S.H. Stuart
                                   -------------------------------------
                                   WILLIAM S.H. STUART

                                   FLEMMING:

                                   /s/ Matthew C. Flemming
                                   -------------------------------------
                                   MATTHEW C. FLEMMING